Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

AGI INC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value US$$0.00005 per share	(1)	457(a)	50,181,819		$18.00	$903,272,742.00	0.0001381	$124,741.97
Fees Previously Paid	Equity	Common Shares, par value US$$0.00005 per share	(2)	457(o)		$		$100,000,000.00	0.0001381	$13,810.00

Total Offering Amounts:								$903,272,742.00		124,741.97
Total Fees Previously Paid:										13,810.00
Total Fee Offsets:										0.00
Net Fee Due:										$110,931.97

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Offering Note(s)

(1)	Includes offering price of additional shares that the underwriters have the option to purchase.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes offering price of additional shares that the underwriters have the option to purchase.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Fees of $13,810.00 were previously paid upon the initial filing of the Registration Statement on Form F-1 to which this exhibit is attached.